Exhibit 99.1

First Study to Evaluate CytoSorb in Cytokine Release Syndrome (CRS)
Following CAR T-cell Immunotherapy to Commence

MONMOUTH JUNCTION, NJ – September 16, 2019 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, announced that Hannover Medical School in Germany will begin the first clinical study called CYTORELEASE, evaluating the use of CytoSorb in treating CRS and inflammation of the brain called CAR-related Encephalopathy Syndrome (CRES), following CAR-T cell immunotherapy.

The CYTORELEASE trial, entitled “Effectivity of Extracorporeal Cytokine Adsorption (CytoSorb) as Additive Treatment of CAR-T Cell Associated Cytokine Release Syndrome (CRS) and Encephalopathy Syndrome (CRES),” is a randomized, controlled pilot study in 34 cancer patients who have received CAR-T cell immunotherapy and who have developed either severe CRS or CRES for a duration less than 6 hours. Patients will receive either standard of care therapy versus standard of care therapy plus CytoSorb hemoadsorption. The primary endpoint of the study is a plasma reduction of the pro-inflammatory cytokine interleukin-6 (IL-6). Secondary and exploratory endpoints will examine other potential clinical benefits such as improvements in CRES, shock, and other organ injury. The trial has been approved by the Hannover Medical School ethics committee and is ready to begin enrollment.

Principal Investigator Dr. med. Sascha David, Medicine, Division of Nephrology at Hannover Medical School, stated, “We are excited by the theoretical rationale of cytokine adsorption with CytoSorb in treating severe CRS and CAR T-cell related Encephalopathy Syndrome (CRES). CytoSorb’s potential impact on severe CRES is of special interest, given that CRES is a common and sometimes life-threatening complication of CAR T-cell therapy that is not adequately addressed by IL-6 blockade. I am looking forward to the results of our first randomized, controlled pilot study.”

CAR-T cell immunotherapy represents a breakthrough in cancer treatment of acute lymphocytic leukemia (ALL) and Diffuse large B-cell lymphoma (DLBCL) that are refractory to standard biologic therapy and chemotherapy, and has great potential in other blood cancers and solid tumors in the future. The therapy takes a patient’s own immune T-cells, genetically modifies them outside of the body with a chimeric antigen receptor (CAR) to be able to recognize and kill the cancer cells, and reinfuses these CAR-T cells back into the body where they have led to dramatic cures of what were considered irreversibly fatal cancers. However, in doing so the activated cells often trigger an inflammatory response in the patient caused by the production of high levels of inflammatory mediators called cytokines. In some patients, the levels of these cytokines can spiral upwards, creating a ”cytokine storm” or cytokine release syndrome (CRS) that can rapidly cause multi-organ failure, inflammation of the brain, and potentially death if left untreated. Tocilizumab® (an IL-6 receptor antagonist) and intravenous steroids are the current approved treatments for CRS but are not always successful in controlling CRS or CRES, and have the potential to immune suppress the patient, increasing the risk of serious infection. CytoSorb has the potential to fill this gap. There are currently two approved CAR-T cell immunotherapies in both the United States and European Union. According to Market Research Future, the global CAR T-cell immunotherapy market is expected to approach $9 billion in revenue by 2025.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 58 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents is conducting its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury.  CytoSorb® has been used in more than 67,000 human treatments to date.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of nearly $26 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM), and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 7, 2019, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact: Amy Vogel Investor Relations 732-398-5394 avogel@cytosorbents.com Investor Relations Contact: Jeremy Feffer LifeSci Advisors 917-749-1494 jeremy@lifesciadvisors.com
Public Relations Contact: Joshua Berkman Rubenstein Public Relations 212-805-3055 jberkman@rubensteinpr.com